EXHIBIT 77(B)

                          Independent Auditors' Report



The Board of Trustees and
Shareholders of
ING Investors Trust

In planning and performing our audits of the financial statements of ING AIM Mid Cap Growth Portfolio, ING Alliance Mid Cap Growth Portfolio, ING Capital Guardian Large Cap Value Portfolio, ING Capital Guardian Managed Global Portfolio, ING Capital Guardian Small Cap Portfolio, ING Developing World Portfolio, ING Eagle Asset Value Equity Portfolio, ING FMR Diversified Mid Cap Portfolio, ING Goldman Sachs Internet Tollkeeper Portfolio, ING Hard Assets Portfolio, ING International Portfolio, ING Janus Growth and Income Portfolio, ING Janus Special Equity Portfolio, ING Jennison Equity Opportunities Portfolio, ING JPMorgan Small Cap Equity Portfolio, ING Julius Baer Foreign Portfolio, ING Limited Maturity Bond Portfolio, ING Liquid Assets Portfolio, ING Marsico Growth Portfolio, ING Mercury Focus Value Portfolio, ING Mercury Fundamental Growth Portfolio, ING MFS Mid Cap Growth Portfolio, ING MFS Research Portfolio, ING MFS Total Return Portfolio, ING PIMCO Core Bond Portfolio, ING Salomon Brothers All Cap Portfolio, ING Salomon Brothers Investors Portfolio, ING T. Rowe Price Capital Appreciation Portfolio, ING T. Rowe Price Equity Income Portfolio, ING UBS U.S. Balanced Portfolio, ING Van Kampen Equity Growth Portfolio, ING Van Kampen Global Franchise Portfolio, ING Van Kampen Growth and Income Portfolio, ING Van Kampen Real Estate Portfolio, ING American Funds Growth Portfolio, ING American Funds Growth and Income Portfolio, ING American Funds International Portfolio, and Fund For Life Series, each a series of ING Investors Trust, for the year ended December 31, 2003, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

Management is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and their operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2003.

This report is intended solely for the information and use of management and the Board of Trustees of ING Investors Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                  /s/ KPMG LLP

Boston, MA
February 16, 2004